Exhibit 99.1

NRG and NRG Yield Establish New Residential Solar Partnership

NRG Yield to Invest up to $150MM Into Residential Solar Portfolios Developed by NRG Home Solar; Partnership Allows NRG to More Quickly Monetize Residential Leases

Princeton, New Jersey — April 13, 2015 — NRG Energy, Inc. (NYSE: NRG) and NRG Yield, Inc. (NYSE: NYLD) have formed a partnership that will invest in and hold operating portfolios of residential solar assets developed by NRG Home Solar, a subsidiary of NRG. This partnership will hold interests in an unlevered and tax equity financed residential solar portfolio. As part of the agreement, NRG will periodically monetize its residential leases through NRG Yield’s upfront equity investment and still retain a residual economic interest in the portfolio, while also providing NRG Yield with additional cash available for distribution (“CAFD”).  NRG Yield has committed to invest up to $150 million of cash equity into the partnership over time.

The partnership initially invested in two portfolios of leases owned or developed by NRG Home Solar, including:

•                  An existing, unlevered portfolio of over 2,200 leases across 9 states representing approximately 17 MW with a weighted average remaining term of approximately 17 years.

•                  An in-development, tax equity financed portfolio of between 6,000-7,000 leases across at least 10 states representing approximately 48 MW with a lease term of 20 years.

The partnership is expected to be fully invested within 12 months of this announcement date and, when fully utilized, is expected to include over 15,000 leases representing approximately 65 MW. NRG Yield expects its investment in the partnership to generate an average unlevered CAFD yield of approximately 7.5% over the contracted life of these investments. This partnership should also allow NRG to realize a significantly accelerated return of capital invested in NRG Home Solar.

“With the completion of this partnership between the companies, we initiate a new phase in the growth strategy of the NRG Home business unit and NRG Yield,” said David Crane, Chief Executive Officer of NRG and NRG Yield’s Chairman and Chief Executive Officer. “This strategic financial partnership, coupled with the growing strength of NRG Home’s residential solar platform, provides us even more confidence in our strategy and growth targets both for the residential solar business and for the NRG Yield portfolio at large.”

About NRG

NRG is leading a customer-driven change in the U.S. energy industry by delivering cleaner and smarter energy choices, while building on the strength of the nation’s largest and most diverse competitive power portfolio. A Fortune 250 company, we create value through reliable and efficient conventional generation while driving innovation in solar and renewable power, electric vehicle ecosystems, carbon capture technology and customer-centric energy solutions. Our retail electricity providers serve almost 3 million residential and commercial customers throughout the country. More information is available at www.nrg.com. Connect with NRG Energy on Facebook and follow us on Twitter @nrgenergy.

About NRG Yield

NRG Yield owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the U.S., including fossil fuel, solar and wind power generation facilities that provide the capacity to support more than 1.8 million American homes and businesses. Our thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations. NRG Yield is traded on the New York Stock Exchange under the symbol NYLD. Visit nrgyield.com for more information.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to NRG and NRG Yield. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include the NRG and NRG Yield’s future growth and financial performance, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG and NRG Yield believe that their expectations are reasonable, they can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at their generation facilities, adverse results in current and future litigation, failure to identify or successfully execute acquisitions, their ability to enter into new contracts as existing contracts expire, NRG Yield’s ability to acquire assets from NRG Energy, Inc. or third parties, their ability to close the drop-down transactions, and their ability to maintain and grow our quarterly dividends.

NRG and NRG Yield undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s or NRG Yield’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG or NRG Yield’s future results included in NRG’s and NRG Yield’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, NRG and NRG Yield makes available free of charge at www.nrg.com and www.nrgyield.com, respectively, copies of materials they file with, or furnish to, the SEC.

# # #

Contacts:

Media:	Investors:

Dave Knox	Matt Orendorff
832-357-5730	609-524-4526

Lindsey Puchyr
609-524-4527